Sovereign Authorizes Share Repurchases of Approximately 5%

PHILADELPHIA, PA...Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), today announced that its Board of Directors has authorized a stock repurchase program of up to 15.5 million outstanding shares. This buyback program is in addition to an existing authorization to repurchase up to 5 million shares, under which 100,000 shares have previously been repurchased by the Company. Together, the two programs approximate 5% of the total outstanding shares of the Company, after giving effect to its pending acquisition of Waypoint Financial and the future issuance of common shares under a convertible trust preferred stock offering. The two programs have no prescribed time period in which to fill the authorized repurchase amount.

Commenting on the Board’s authorization, Jay S. Sidhu, Sovereign’s Chairman and Chief Executive Officer, said, “The action taken by our Board is reflective of the financial strength of Sovereign today, as well as our optimism for our company in the coming quarters and years. Whether viewed on a 1 year, 3 year, or 5 year basis, Sovereign has produced total shareholder returns far in excess of market indices or sector-specific measures. Since 2001, Sovereign has also produced annualized growth in operating EPS of approximately 14%. During this same period of time, we have been strengthening our capital ratios, as they were not in line with our peer group.”

“As we are soon entering a period where Sovereign will be producing $500 million or more of excess capital per year, we believe it is important to have all options available to us to produce the best possible shareholder value under any economic scenario. Economic conditions and Sovereign’s relative P/E will dictate the timing and magnitude of any such share repurchases, and we will always evaluate the deployment of capital against other alternative uses, including increased shareholder dividends. We are absolutely committed to maintaining comfortable cushions to well-capitalized levels as prescribed by the Federal Reserve at both our Bank and our holding company,” Sidhu continued.

Share repurchases will be made from time to time and will be effected on the open market, in block trades, or in privately negotiated transactions, and in compliance with applicable laws, including Securities and Exchange Commission Rule 10b-18 and Regulation M.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, pro forma a $60 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 9,500 team members in Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey,

New York, Pennsylvania and Rhode Island. In addition to full-service retail banking, Sovereign offers a broad array of financial services and products including business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Pro forma for pending acquisitions, Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

Note:

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Sovereign’s management uses the non-GAAP measures of Operating Earnings and Cash Earnings, and the related per share amounts, in their analysis of the company’s performance. These measures, as used by Sovereign, adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings represent net income adjusted for the after-tax effects of merger-related and integration charges and the loss on early extinguishment of debt. The forward-looking operating earnings guidance for 2004 excludes the anticipated impact of EITF 04-8, which will be effective in the fourth quarter of 2004. Cash earnings are operating earnings excluding the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of future operating results for 2004 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services.